Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

To the Supervisory Board of Management of
Koninklijke Philips Electronics N.V.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-104104, 333-87852, 333-75542 and 333-39204) of Koninklijke Philips Electronics N.V. of our report dated October 28, 2003 relating to the statements of financial condition of the Koninklijke Philips Electronics N.V. Nonqualified Stock Purchase Plan as of July 31, 2003 and 2002 and the related statements of income and changes in plan equity for each of the years in the three year period ended July 31, 2003, 2002 and 2001, which report appears in this Annual Report of Koninklijke Philips Electronics N.V. Nonqualified Stock Purchase Plan on Form 11-K.

/s/ KPMG LLP

New York, New York
October 28, 2003